Exhibit 5
UnitedAuto
Shane M. Spradlin
Vice President, Secretary
and Senior Corporate Counsel
United Auto Group, Inc.
2555 Telegraph Road
Bloomfield Hills, MI 48302
______________, 2007

Re: United Auto Group, Inc. Registration
Statement on Form S-4

Ladies and Gentlemen:
I have acted as counsel to United Auto Group, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement (Reg. No. 333-[ ]) on Form S-4 (the “Registration Statement”), of (i) the proposed offer by the Company to exchange (the “Exchange Offer”) an aggregate principal amount of up to $375,000,000 of the Company’s outstanding 7.75% Senior Subordinated Notes Due 2016 (the “Outstanding Notes”) for an equal principal amount of the Company’s 7.75% Senior Subordinated Notes Due 2016 (the “Registered Notes”), which will be registered under the Securities Act of 1933, as amended (the “Act”) and (ii) the guarantees (the “Guarantees”), pursuant to the Indenture referred to below, of the Guarantors listed in the Registration Statement (the “Registrant Guarantors”). The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture, dated as of December 7, 2006, as amended (the “Indenture”), among the Company, as Issuer, the Registrant Guarantors, and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).
I have examined originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or appropriate for the purposes of this opinion. The Registered Notes, Guarantors and the Indenture are referred to herein as the “Transaction Documents.” I have also conducted such investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion that I did not independently establish or verify, I have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents. I have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto other than the Company and the Registrant Guarantors, and I have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.
I am a member of the Bar of the State of New York and the Bar of the State of Michigan, and I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the State of Michigan, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof (the “Relevant Laws”).
Based upon the foregoing, and subject to the qualifications set forth in this letter, it is my opinion that when (a) the Registration Statement has become effective under the Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Registered Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of “blue sky” laws have been complied with,

(a)	the Registered Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(b)	the Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of each Registrant Guarantor, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).
The opinions expressed herein are subject to the following qualifications and comments:
(a)	Any provisions of the Registered Notes that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Registered Notes, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

(b)	I express no opinion as to whether a federal or state court outside New York would give effect to (i) any choice of law provided for in the Registered Notes, or (ii) any waiver of jury trial found in the Registered Notes.
This opinion is rendered to you and is solely for your benefit in connection with the above transaction. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without my prior written consent.
I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and I undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours, Shane M. Spradlin Senior Corporate Counsel